Exhibit 10.28

WELLS FARGO	TERM NOTE

$5,000,000.00	Irvine, California
May 27, 2004

FOR VALUE RECEIVED, the undersigned Iteris, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Orange County RCBO, 2030 Main Street, Suite #900, Irvine, CA 92614, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $5,000,000.00, with interest thereon as set forth herein.

1.                                       INTEREST:

1.1                                 Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum .50000% above the Prime Rate in effect from time to time.  The “Prime Rate” is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.  Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

1.2                                 Payment of Interest.  Interest accrued on this Note shall be payable on the 27th day of each month, commencing June 27, 2004.

1.3                                 Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2.                                       REPAYMENT AND PREPAYMENT:

2.1.                              Repayment.  Principal shall be payable on the 27th day of each month in installments of $104,166.57 each, commencing June 27, 2004, and continuing up to and including April 27, 2008, with a final installment consisting of all remaining unpaid principal due and payable in full on May 27, 2008.

2.2                                 Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

2.3                                 Prepayment.  Borrower may prepay principal on this Note at any time, in any amount and without penalty.  All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

3.                                       EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 27, 2004, as amended from time to time (the “Credit Agreement”).  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

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4.                                       MISCELLANEOUS:

4.1                                 Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

4.2                                 Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

4.3                                 Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Iteris, Inc.

By:	/s/ Jack Johnson

Title:	CEO

By:	/s/ Abbas Mohaddes

Title:	Secretary

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ADDENDUM TO PROMISSORY NOTE
(PRIME RATE PRICING ADJUSTMENTS)

THIS ADDENDUM is attached to and made a part of that certain term note executed by Iteris, Inc. (“Borrower”) and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of May 27, 2004, in the principal amount of Five Million Dollars ($5,000,000.00) (the “Note”).

The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower.

INTEREST RATE ADJUSTMENTS:

(a)                                  Initial Prime Rate Margin.  The initial Prime Rate margin applicable to this Note shall be as set forth in the “interest” paragraph herein.

(b)                                 Prime Rate Adjustments.  In addition to any interest rate adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate margin applicable to Prime Rate options selected by Borrower under this Note on a quarterly basis, commencing with the Borrower’s fiscal quarter ending June 30, 2004, if required to reflect a change in Borrower’s ratio of Senior Funded Debt to EBITDA (as defined in the Credit Agreement referenced herein), in accordance with the following grid:

Senior Funded Debt to EBITDA	Applicable Prime Rate Margin

3.50 to 1.0 or greater	.50%
less than 3.50 to 1.0	.25%

Each such adjustment shall be effective on the first Business Day of Borrower’s fiscal quarter following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

ITERIS, INC.

By:	/s/ Jack Johnson

Title:	CEO

By:	/s/ Abbas Mohaddes

Title:	Secretary

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